Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES FIRST-QUARTER EARNINGS

OF $0.11 PER DILUTED SHARE

THOMASVILLE, N.C. — (April 23, 2009) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the first quarter ended March 30, 2009. Revenue for the quarter was $295.1 million compared with $368.2 million for the first quarter of 2008. Net income was $4.0 million, or $0.11 per diluted share, for the first quarter of 2009 compared with $10.4 million, or $0.28 per diluted share, for the first quarter of 2008. Old Dominion’s operating ratio was 96.6% for the first quarter of 2009 versus 94.3% for the first quarter of 2008.

Earl Congdon, Executive Chairman of Old Dominion, commented, “Industry conditions during the first quarter of 2009 continued to reflect the effects of the recessionary economic environment on freight demand, and pricing pressure was as severe as we have ever experienced. Under these circumstances, however, we maintained our focus on pricing discipline, improved the efficiency of our operations and positioned the Company to take advantage of growth opportunities following an economic recovery or meaningful industry consolidation. As a result of our efforts and despite the unprecedented operating environment, Old Dominion was able to minimize the effects of a 12.4% decline in tonnage and operate profitably for the quarter.

“We believe that our ability to consistently provide superior on-time and claims-free service differentiates us from our competition. Our commitment to best-in-class service enables our customers to maintain the efficiency of their supply chains and allows us to maintain and grow customer relationships. Pricing discipline is critical in fulfilling our service commitment by providing the necessary capital to support our continued investment in technology and operating infrastructure. We were able to maintain relatively stable pricing during the first quarter, considering the negative impact of a 6.0% increase in weight per shipment on our pricing metrics. Revenue per hundredweight, excluding fuel surcharges, declined only 1.0% to $11.53 from $11.65 in the first quarter of 2008, which demonstrates the success of our value-driven pricing strategy. Although our commitment to pricing discipline contributed to the decline in tonnage during the first quarter, we believe this strategy will contribute to the long-term success of the Company and will also be validated by our operating performance relative to the industry.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports First-Quarter Earnings

April 23, 2009

“Our operating ratio increased in the first quarter primarily because of the deleveraging effect of the decline in tonnage on our fixed costs. While we continued to focus on matching direct labor costs with current freight demand, our commitment to maintaining our service schedules and on-time performance resulted in an increase in direct labor costs as a percent of revenue. We were able to reduce the impact of these costs with efficiency gains throughout our operations, as indicated by improvements in our laden-load average, pickup and delivery shipments per hour and platform productivity.

“Although we remain focused on implementing additional efficiency improvements and aggressively controlling our variable costs, especially in today’s difficult operating environment, we are balancing these efforts with our strategies to achieve our long-term growth objectives. In this regard, we have maintained the appropriate resources to act decisively and to take advantage of industry consolidation that often arises during economic downturns. We have continued to enhance and expand our service center network during the first quarter by opening two new service centers and relocating several others to larger facilities. We also continued to purchase new equipment, which contributed to total capital expenditures of $79 million for the quarter.

“We continue to anticipate that our total capital expenditures will be approximately $190 million for the year. A significant portion of this budget was completed in the first quarter, which resulted in an increase in our debt to total capitalization to 32.6% from 31.1% at the end of 2008. We expect cash provided by operating activities to fund the majority of our capital expenditures in 2009, and we also have approximately $150 million of available borrowing capacity on our unsecured revolving credit facility, which is not scheduled to mature until August 2011.”

Mr. Congdon concluded, “The focus of our management team and the performance of every employee during the first quarter served us well during an unusually challenging period for the industry. We intend to continue to focus on the execution of our business strategies, which we are confident will not only enable us to manage the short-term challenges presented by the current economic environment but also to realize our long-term growth objectives. Through the consistency of our focus and the discipline in our execution, we believe Old Dominion is positioned to achieve stronger results as the economic cycle strengthens.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 23, 2009. A telephonic replay will also be available through May 2, 2009 at (719) 457-0820, Confirmation Number 6923401.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including fuel surcharges; (2) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of the

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ODFL Reports First-Quarter Earnings

April 23, 2009

Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (7) the availability and cost of capital for the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the availability and cost of fuel; (10) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) the negative impact of potential future changes in accounting practices; (14) the impact caused by potential disruptions to our information technology systems; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among six regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 48 states within the Southeast, Gulf Coast, Northeast, Midwest, Central and West regions of the country. In addition to domestic less-than-truckload services, the Company offers assembly and distribution services as well as container delivery services to and from all of North America, Central America, South America and the Far East. The Company also offers a broad range of expedited and logistical services for both its domestic and global markets.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008	% Chg.
Revenue from operations	$295,143	$368,174	(19.8)%
Operating income	$10,061	$20,846	(51.7)%
Operating ratio	96.6%	94.3%
Net income	$3,973	$10,389	(61.8)%
Basic and diluted earnings per share	$0.11	$0.28	(60.7)%
Basic and diluted weighted average shares outstanding	37,285	37,285	0.0%

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ODFL Reports First-Quarter Earnings

April 23, 2009

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	First Quarter
	2009		2008		% Chg.
Revenue	$295,143	100.0%	$368,174	100.0%	(19.8)%

Operating expenses:
Salaries, wages & benefits	176,725	59.9%	201,525	54.7%	(12.3)%
Operating supplies & expenses	40,586	13.8%	73,567	20.0%	(44.8)%
General supplies & expenses	9,321	3.2%	11,195	3.0%	(16.7)%
Operating taxes & licenses	11,919	4.0%	13,348	3.6%	(10.7)%
Insurance & claims	6,898	2.3%	8,103	2.2%	(14.9)%
Communications & utilities	3,960	1.3%	3,907	1.1%	1.4%
Depreciation & amortization	22,999	7.8%	21,169	5.7%	8.6%
Purchased transportation	7,988	2.7%	10,557	2.9%	(24.3)%
Building and office equipment rents	3,372	1.1%	3,591	1.0%	(6.1)%
Miscellaneous expenses, net	1,314	0.5%	366	0.1%	259.0%

Total operating expenses	285,082	96.6%	347,328	94.3%	(17.9)%

Operating income	10,061	3.4%	20,846	5.7%	(51.7)%

Other deductions:
Interest expense, net	3,228	1.1%	3,143	0.9%	2.7%
Other expense, net	284	0.1%	672	0.2%	(57.7)%

Income before income taxes	6,549	2.2%	17,031	4.6%	(61.5)%

Provision for income taxes	2,576	0.9%	6,642	1.8%	(61.2)%

Net income	$3,973	1.3%	$10,389	2.8%	(61.8)%

Earnings per share:

Basic and diluted	$0.11		$0.28		(60.7)%

Weighted average outstanding shares:

Basic and diluted	37,285		37,285		0.0%

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ODFL Reports First-Quarter Earnings

April 23, 2009

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2009	2008	% Chg.
Operating ratio	96.6%	94.3%	2.4%
Intercity miles *	71,572	81,769	(12.5)%
Total tons *	1,178	1,345	(12.4)%
Total shipments *	1,412	1,711	(17.5)%
Revenue per intercity mile	$4.12	$4.50	(8.4)%
Rev/cwt ‡	$12.57	$13.78	(8.8)%
Rev/cwt excluding fuel surcharges ‡	$11.53	$11.65	(1.0)%
Rev/shp ‡	$209.65	$216.65	(3.2)%
Rev/shp excluding fuel surcharges ‡	$192.40	$183.20	5.0%
Weight per shipment	1,668	1,573	6.0%
Average length of haul	927	922	0.5%

* -	In thousands
‡ -	For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	March 31, 2009	December 31, 2008
(In thousands)
Current assets	$188,225	$209,230
Net property and equipment	879,784	824,485
Other assets	41,044	41,190

Total assets	$1,109,053	$1,074,905

Current maturities of long-term debt	$11,686	$11,972
Other current liabilities	139,041	130,218

Total current liabilities	150,727	142,190
Long-term debt	259,689	240,017
Other non-current liabilities	136,535	134,569

Total liabilities	546,951	516,776
Equity	562,102	558,129

Total liabilities & equity	$1,109,053	$1,074,905

Notes:	Financial and operating data are unaudited LTL is less than 10,000 lbs.

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